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February 12, 2007

Mr. John Sabin (or his successor), Audit Committee Chair
Mr. John Nano, Chairman and Chief Executive Officer
Competitive Technologies, Inc.
777 Commerce Drive, Suite 100
Fairfield, CT 06825

Dear Mssrs. Sabin and Nano:

This is to confirm that the client-auditor relationship between Competitive Technologies, Inc. (Commission File Number 1-1896) and BDO Seidman, LLP has ceased.

Sincerely

/s/ BDO Seidman, LLP

BDO Seidman, LLP

cc:  PCAOB Letter File
     Office of the Chief Accountant
     Securities and Exchange Commission
     100 F Street, N.E.
     Washington, D.C. 20549-7561